Exhibit 99.1

Contact: Garry O. Ridge

Phone:     619-275-9324

WD-40 COMPANY REPORTS THIRD QUARTER SALES AND EARNINGS

SAN DIEGO-July 7, 2011/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the third quarter ended May 31, 2011 of $85.5 million, an increase of 4% from the third quarter last fiscal year. Year-to-date net sales were $245.7 million, up 2% from the same period last fiscal year.

Net income for the third quarter was $8.1 million, a decrease of 12% compared to the prior year fiscal quarter. Year-to-date net income was $26.2 million, a decrease of 10% from the prior fiscal year.

Summary

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Third quarter multi-purpose maintenance products sales, which include the WD-40®, 3-IN-ONE® and BLUE WORKS® brands, were $72.7 million, up 7% from the same period last fiscal quarter, and $204.6 million year-to-date, up 5% from the same period last fiscal year. Homecare and cleaning products sales, which include all other brands, were $12.9 million for the third quarter, down 12%, and were $41.0 million year-to-date, down 12%, both as compared to the prior fiscal year periods.

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Americas segment sales in the third quarter were $46.2 million, down 1% compared to the third quarter last fiscal year and were $123.5 million year-to-date, down 8% compared to last fiscal year. Europe segment sales in the third quarter were $28.1 million, up 4% and were $90.7 million year-to-date, up 9% compared to last fiscal year. Asia-Pacific segment sales were $11.2 million in the third quarter, up 23% and were $31.5 million year-to-date, up 33% compared to last fiscal year.

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Diluted earnings per share were $0.47 in the third quarter, compared to $0.54 per share for the same quarter last fiscal year. Year-to-date diluted earnings per share were $1.53 compared to $1.74 in the same period last fiscal year.

“More than ever before, our business is poised for growth. The continued attention on our four key strategic initiatives has positioned us well for long-term growth as we remain focused on expanding into markets across the globe, bringing innovation into existing markets, developing our business through acquisitions and strategic partnerships and using new marketing strategies to leverage the affinity our loyal end-users have for our brands.” said Garry Ridge, WD-40 Company president and chief executive officer. “We have strategies in place to manage the short-term challenges while we continue to invest in our future.”

Net sales by segment as a percent of total net sales were as follows: for the Americas, 54% for the third quarter and 50% year-to-date; for Europe, 33% for the third quarter and 37% year-to-date; and, for Asia/Pacific, 13% for both the third quarter and year-to-date.

“While we have seen sales declines in the U.S. in the current fiscal year, we see this as more of a bad weather situation than a change in climate, and we are working hard to address lost product offerings and promotional challenges we have had with certain key customers” Ridge said. “We continue to see our focus on global expansion pay off as we now have 60% of our total sales year-to-date outside the United States.”

Foreign currency exchange rates positively affected net sales by $2.7 million for the third quarter and $1.8 million year-to-date as compared to the prior fiscal year periods.

Gross margin was 49.3% in the third quarter compared to 51.2% in the same quarter last fiscal year. Year-to-date, gross margin was 50.6%, compared to 51.7% in the same period last fiscal year.

“We are seeing the roll through from increases in commodity prices during this fiscal year which have negatively impacted our gross margin. We are also experiencing sales challenges in the United States due to reduced product offerings and lost promotional opportunities with certain key customers,” Ridge said. “To help improve our margins, we are implementing price increases in some markets late this fiscal year, working to bring innovation to the market sooner, and focusing our marketing efforts on increasing product usage among our heavy users to pull more product off the shelf.”

Advertising and sales promotion expenses were up 25% in the third quarter to $7.1 million compared to the same period last fiscal year and were up 14% year-to-date to $18.6 million compared to last fiscal year.

Selling, general and administrative expenses were down 3% in the third quarter to $22.6 million and were up 4% year-to-date to $65.9 million as compared to the same periods last fiscal year.

“We have made great progress in our strategic initiative to leverage our end-users loyalty for our brands, and we are excited about the development of our new WD-40 SpecialistTM line, a portfolio of specialty problem solving products aimed at the trade and doer enthusiasts that will wear the famous WD-40 trademark and the yellow shield,” Ridge said. “We will be shipping the first three products in this line in the U.S. at the end of this fiscal year and will be adding new items as we roll out the full launch in the U.S. early in the next fiscal year and a launch in the U.K. later in 2012.”

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday, June 21, 2011 the regular quarterly dividend of $0.27 per share, payable July 29, 2011 to shareholders of record on July 15, 2011.

On April 4, 2011, WD-40 Company’s board of directors authorized an increase in the existing share buy-back plan of $25.0 million to a total of $60.0 million of its outstanding shares and to extend the expiration date of the plan to April 4, 2013. During the third quarter of 2011, WD-40 Company acquired an additional $11.7 million in shares, bringing the total purchased under the share buy-back plan to $21.3 million.

Updated Fiscal Year 2011 Guidance

As previously announced, WD-40 Company now expects fiscal year 2011 net sales of $330.0 million to $340.0 million. The Company expects net income of $34.9 million to $36.6 million and diluted earnings per share of $2.05 to $2.15 for fiscal year 2011 based on an estimated 17.0 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 50.0%. The Company expects advertising and promotion expenses to be close to 7.5% of net sales.

More detailed information will be in WD-40 Company’s Form 10-Q which will be filed on July 8, 2011.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets three multi-purpose maintenance product brands - WD-40®, 3-IN-ONE® and BLUE WORKS® - and eight homecare and cleaning product brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $322 million in fiscal year 2010. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign currency exchange rates, promotional timing, the introduction of new products and fluctuating global market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share amounts)

	May 31, 2011	August 31, 2010
Assets
Current assets:
Cash and cash equivalents	$70,281	$75,928
Trade accounts receivable, less allowance for doubtful accounts of $412 and $299 at May 31, 2011 and August 31, 2010, respectively	52,797	47,846
Inventories	20,667	14,573
Current deferred tax assets, net	4,787	4,747
Assets held for sale	879	—
Other current assets	4,038	7,314

Total current assets	153,449	150,408

Property and equipment, net	8,343	9,322
Goodwill	95,484	95,235
Other intangible assets, net	30,549	31,272
Other assets	2,852	2,871

Total assets	$290,677	$289,108

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,785	$18,943
Accrued liabilities	15,922	14,382
Current portion of long-term debt	10,715	10,714
Accrued payroll and related expenses	5,677	14,265
Income taxes payable	942	1,516

Total current liabilities	55,041	59,820

Long-term debt	—	10,715
Long-term deferred tax liabilities, net	19,146	17,414
Deferred and other long-term liabilities	4,759	4,635

Total liabilities	78,946	92,584

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,833,955 and 18,251,142 shares issued at May 31, 2011 and August 31, 2010, respectively; and 16,739,480 and 16,687,644 shares outstanding at May 31, 2011 and August 31, 2010, respectively	19	18
Additional paid-in capital	112,669	93,101
Retained earnings	170,304	157,805
Accumulated other comprehensive income (loss)	107	(4,334)
Common stock held in treasury, at cost — 2,094,475 and 1,563,498 shares at May 31, 2011 and August 31, 2010, respectively	(71,368)	(50,066)

Total shareholders’ equity	211,731	196,524

Total liabilities and shareholders’ equity	$290,677	$289,108

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Net sales	$85,536	$82,561	$245,669	$240,835
Cost of products sold	43,397	40,306	121,262	116,434

Gross profit	42,139	42,255	124,407	124,401

Operating expenses:
Selling, general and administrative	22,588	23,348	65,866	63,231
Advertising and sales promotion	7,121	5,685	18,565	16,237
Amortization of definite-lived intangible assets	587	178	950	548

Total operating expenses	30,296	29,211	85,381	80,016

Income from operations	11,843	13,044	39,026	44,385

Other income (expense):
Interest income	59	49	167	124
Interest expense	(277)	(402)	(818)	(1,327)
Other income, net	119	42	197	120

Income before income taxes	11,744	12,733	38,572	43,302
Provision for income taxes	3,684	3,616	12,325	14,095

Net income	$8,060	$9,117	$26,247	$29,207

Earnings per common share:
Basic	$0.48	$0.55	$1.55	$1.76

Diluted	$0.47	$0.54	$1.53	$1.74

Shares used in per share calculations:
Basic	16,851	16,613	16,880	16,585

Diluted	17,027	16,752	17,063	16,697

Dividends declared per common share	$0.27	$0.25	$0.81	$0.75

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Nine Months Ended May 31,
	2011	2010
Operating activities:
Net income	$26,247	$29,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,130	3,279
Net losses (gains) on sales and disposals of property and equipment	147	(57)
Deferred income taxes	466	1,087
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(924)	(165)
Stock-based compensation	2,671	2,275
Unrealized foreign currency exchange losses, net	218	1,037
Provision for bad debts	108	59
Changes in assets and liabilities:
Trade accounts receivable	(3,822)	(4,115)
Inventories	(5,627)	271
Other assets	3,289	459
Accounts payable and accrued expenses and liabilities	(6,068)	6,963
Income taxes payable	1,635	(1,505)
Deferred and other long-term liabilities	103	(45)

Net cash provided by operating activities	21,573	38,750

Investing activities:
Purchases of property and equipment	(2,004)	(1,326)
Proceeds from sales of property and equipment	127	192

Net cash used in investing activities	(1,877)	(1,134)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Dividends paid	(13,748)	(12,476)
Proceeds from issuance of common stock	16,518	2,561
Treasury stock purchases	(21,302)	—
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	924	165

Net cash used in financing activities	(28,322)	(20,464)

Effect of exchange rate changes on cash and cash equivalents	2,979	(3,967)

Net (decrease) increase in cash and cash equivalents	(5,647)	13,185

Cash and cash equivalents at beginning of period	75,928	45,956

Cash and cash equivalents at end of period	$70,281	$59,141